Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of NBTY, Inc. of our report dated January 13, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of NBTY, Inc. as well as our report dated March 21, 2011 relating to the financial statements of Alphabet Merger Sub, Inc., all of which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 21, 2011